Exhibit 10.49

Execution Version

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE SUPPORT EFFECTIVE DATE ON THE TERMS DESCRIBED IN THIS AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES TO THIS AGREEMENT.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (this “Agreement”), dated as of April 1, 2024, is entered into by and between:

(i)
Acorda Therapeutics, Inc. (“Acorda”), and its direct and indirect debtor subsidiaries (each, a “Company Party” and, collectively, the “Company Parties”);
(ii)
the undersigned holders of Convertible Notes (as defined herein) (together with their respective successors and permitted assigns, each a “Consenting Convertible Noteholder” and, collectively, the “Consenting Convertible Noteholders”); and
(iii)
the undersigned holders of DIP Commitments (as defined herein) or loans under the DIP Facility (as defined herein) (together with their respective successors and permitted assigns, each a “DIP Lender” and, collectively, the “DIP Lenders” and, collectively with the Consenting Noteholders, the “Consenting Creditors” and, each a “Consenting Creditor”).

Each Company Party, each Consenting Creditor, and any subsequent Person that becomes a party hereto in accordance with the terms hereof are referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Restructuring Term Sheet (as defined below).

RECITALS

WHEREAS, the Company has outstanding obligations under that certain Indenture, dated as of December 23, 2019 (as amended, supplemented or otherwise modified from time to time, “Indenture” and, the 6.00% Convertible Senior Secured Notes issued thereunder, the “Convertible Notes” and, each holders thereof, a “Convertible Noteholder” and, collectively, the “Convertible Noteholders”);

WHEREAS, as of the date hereof, the Consenting Convertible Noteholders collectively hold approximately 90% aggregate principal amount outstanding of the Convertible Notes issued pursuant to the Indenture;

WHEREAS, the Parties have agreed to the Restructuring Transactions (as defined herein) consistent with the terms and subject to the conditions set forth in this Agreement and consistent with the Restructuring Term Sheet attached hereto as Exhibit A (together with all schedules, exhibits, and annexes attached thereto, and as may be modified in accordance with Section 9 hereof, the “Restructuring Term Sheet”), which are the product of arms’ length, good faith discussions between the Parties and their respective professionals;

WHEREAS, the Company will implement the Restructuring Transactions in connection with pre-arranged cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as

amended from time to time, the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);

WHEREAS, the DIP Lenders have agreed to commit to provide the DIP Facility (as defined below) (such commitment, in each case, a “DIP Commitment”), and the Company and the Consenting Convertible Noteholders have reached an agreement for the consensual use of Cash Collateral (as defined in section 363(a) of the Bankruptcy Code), in accordance with and subject to the terms and conditions set forth in the DIP Orders (as defined below) and the DIP Credit Agreement (as defined below); and

WHEREAS, the Parties desire to express to each other their mutual support and commitment in respect of the matters discussed in this Agreement and in the Restructuring Term Sheet.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.
Certain Definitions & Other Interpretive Provisions.
(a)
Definitions. As used in this Agreement, the following terms have the following meanings:

“Acorda” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Ad Hoc Group” means, collectively, the Consenting Convertible Noteholders represented by King & Spalding LLP.

“Ad Hoc Group Advisors” means King & Spalding LLP, Perella Weinberg Partners LP and any other advisor retained by the Ad Hoc Group from time to time.

“Agreement” has the meaning assigned to such term in the preliminary statement hereto.

“Alternative Transaction” means any plan, dissolution, winding up, liquidation, sale or disposition, reorganization, merger or restructuring of the Company Parties or their assets other than the Restructuring Transactions.

“B&M” has the meaning set forth in Section 3(b)(i).

“Bankruptcy Code” has the meaning assigned to such term in the recitals of this Agreement.

“Bankruptcy Court” has the meaning assigned to such term in the recitals of this Agreement.

“Beneficial Ownership” means the direct or indirect economic ownership of, and/or the power, whether by contract or otherwise, to direct the exercise of the voting rights and the disposition of, any Claims subject to this Agreement or the right to acquire such Claims.

“Bidding Procedures” means the procedures governing the auction and Sale Process, as approved by the Bankruptcy Court.

“Bidding Procedures Motion” means a motion filed by the Company Parties with the Bankruptcy Court for entry of the Bidding Procedures Order.

“Bidding Procedures Order” means an order (i) approving the Bidding Procedures, (ii) setting dates for the submission of bids and the auction (if any) in accordance with the Bidding Procedures, and (iii) granting related relief.

“Chapter 11 Cases” has the meaning assigned to such term in the recitals of this Agreement.

“Claim” has the meaning set forth in the Bankruptcy Code.

“Collateral Agent” means Wilmington Trust, National Association, in its capacity as collateral agent under the Indenture, and its successors and assigns.

“Company Party” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Company Termination Event” has the meaning set forth in Section 5(b).

“Confidentiality Agreements” means, each of the following agreements: (i) the Confidentiality Agreement, dated as of November 30, 2023, by and among, Acorda, and Canyon Capital Advisors LLC, on behalf of its participating funds and accounts, (ii) the Confidentiality Agreement, dated as of November 30, 2023, by and among, Acorda and Davidson Kempner Capital Management LP, (iii) the Confidentiality Agreement, dated as of December 1, 2023, by and among, Acorda and D. E. Shaw Valence Portfolios, L.L.C., (iv) the Confidentiality Agreement, dated as of December 1, 2023, by and among, Acorda and Highbridge Capital Management, LLC, (v) the Confidentiality Agreement, dated as of November 29, 2023, by and among, Acorda and Soros Fund Management LLC, and (vi) the Confidentiality Agreement, dated as of November 30, 2023, by and among, Acorda and NINETEEN77 Global Multi-Strategy Alpha Master Limited.

“Confirmation Order” means an order of the Bankruptcy Court confirming the Plan.

“Consenting Convertible Noteholder” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Consenting Creditors” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Convertible Noteholders” has the meaning assigned to such term in the recitals of this Agreement.

“Convertible Notes” has the meaning assigned to such term in the recitals of this Agreement.

“Creditor Termination Event” has the meaning set forth in Section 5(b).

“Definitive Documents” means the documents (including any related orders, agreements, instruments, schedules or exhibits) that are contemplated by the Restructuring Term Sheet and that are otherwise necessary or desirable to implement, or otherwise relate to the Restructuring Transactions, including, without limitation: (i) the Sale Documents; (ii) the Plan; (iii) each of the documents comprising the Plan Supplement; (iv) the Disclosure Statement; (v) the Disclosure Statement Motion; (vi) the Disclosure Statement Order; (vii) the Confirmation Order; (viii) the motion seeking approval by the Bankruptcy Court of the DIP Facility and the DIP Orders (including any declarations or affidavits submitted in support thereof) (the “DIP Motion”); (ix) the interim and final orders of the Bankruptcy Court approving the DIP Motion and authorizing the use of cash collateral (the “Interim DIP Order” and the “Final DIP Order,” respectively and together the “DIP Orders”)), (x) the DIP Credit Agreement and (xi) any other material, agreements, motions (including “first day” motions), pleadings, briefs, applications (other than applications to retain or compensate the Company Parties’ advisors), orders and other filings made by the Company Parties with the Bankruptcy Court. Each of the Definitive Documents shall contain terms and conditions consistent in all material respects with this Agreement and the Restructuring Term Sheet, and shall otherwise be reasonably acceptable to the Requisite Consenting Creditors, including with respect to any modifications, amendments, deletions, or supplements to such Definitive Documents at any time during the RSA Support Period; provided, notwithstanding anything to the contrary herein, the DIP Orders and the DIP Credit Agreement shall be acceptable (including any modifications, amendments, deletions, or supplements thereof) in all respects to the Requisite Consenting Creditors in their sole discretion.

“DIP Commitment” has the meaning assigned to such term in the recitals of this Agreement.

“DIP Credit Agreement” means the credit agreement evidencing the DIP Facility, substantially in the form attached to this Agreement as Exhibit C and as otherwise acceptable to the Company and the DIP Lenders.

“DIP Facility” means the debtor-in-possession financing facility to be provided to the Company Parties in accordance with the terms, and subject in all respects to the terms and conditions, as set forth in the DIP Credit Agreement and the DIP Orders.

“DIP Lender” has the meaning assigned to such term in the preliminary statement of this Agreement.

“DIP Motion” has the meaning assigned to such term in the definition of “Definition Documents”.

“DIP Orders” means, collectively, the Interim DIP Order and the Final DIP Order.

“Disclosure Statement” means the disclosure statement in respect of the Plan, including all exhibits and schedules thereto, as approved or ratified by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

“Disclosure Statement Motion” means the motion seeking approval of the Disclosure Statement and entry of the Disclosure Statement Order.

“Disclosure Statement Order” means an order of the Bankruptcy Court approving the Disclosure Statement, the Plan Solicitation Materials, and the procedures for solicitation of the Plan.

“Final DIP Order” has the meaning assigned to such term in the definition of “Definition Documents”.

“Indenture” has the meaning assigned to such term in the recitals of this Agreement.

“Interim DIP Order” has the meaning assigned to such term in the definition of “Definition Documents”.

“Joinder Agreement” has the meaning set forth in Section 3(b)(i).

“K&S” has the meaning set forth in Section 3(b)(i).

“Non-Consenting Creditor” has the meaning set forth in Section 9(b).

“Party” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Permitted Transfer” has the meaning set forth in Section 3(b)(i).

“Permitted Transferee” has the meaning set forth in Section 3(b)(i).

“Person” means any “person” as defined in section 101(41) of the Bankruptcy Code, including, without limitation, any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or other entity.

“Petition Date” has the meaning set forth in Section 2(b).

“Plan” means a chapter 11 plan implementing the Restructuring Transactions.

“Plan Effective Date” means the date upon which all conditions precedent to the effectiveness of the Plan have been satisfied or waived in accordance with the terms thereof, as the case may be, and the Plan is substantially consummated.

“Plan Solicitation Materials” means the ballots and other related materials to be distributed in connection with the solicitation of votes on the Plan.

“Plan Supplement” means a supplemental appendix to the Plan containing, among other things, forms or term sheets of applicable documents, schedules, and exhibits to the Plan to be filed with the Court.

“Qualified Marketmaker” means an entity that (a) holds itself out to the public, the syndicated loan market, or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims against, or equity interests in, the Company Parties, or enter with customers into long and short positions in claims against the Company Parties, in its capacity as a dealer or market maker in such claims and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including term, loans, or debt or equity securities).

“Qualified Marketmaker Joinder Date” has the meaning set forth in Section 3(b)(i).

“Requisite Consenting Creditors” means, as of the date of determination, Consenting Creditors holding at least a majority in aggregate principal amount outstanding of the Convertible Notes held by all Consenting Creditors as of such date.

“Restructuring Expenses” means all reasonable and documented fees, costs and out-of-pocket expenses of the Ad Hoc Group Advisors, in each case, in connection with the negotiation, formulation, preparation, execution, delivery, implementation, consummation and/or enforcement of this Agreement and/or any of the other Definitive Documents, and/or the transactions contemplated hereby or thereby, and/or any amendments, waivers, consents, supplements or other modifications to any of the foregoing and the Chapter 11 Cases, in each case, if applicable, pursuant to any engagement letters or fee reimbursement letters entered into between the applicable Company Parties, on the one hand, and each Ad Hoc Group Advisor, on the other hand.

“Restructuring Term Sheet” has the meaning assigned to such term in the recitals of this Agreement.

“Restructuring Transactions” means all acts, events, and transactions contemplated by, required for, and taken to implement the restructuring of the Company Parties in accordance with this Agreement and the Restructuring Term Sheet, including the Plan and the Sale Transactions.

“RSA Support Period” means the period commencing on the Support Effective Date and ending on the earlier of (i) the date on which this Agreement is terminated in accordance with Section 5 and (ii) the Plan Effective Date.

“Sale Documents” means, collectively, (i) any asset purchase agreements and related motions, orders or other documents for or related to the Sale Transactions, (ii) the Bidding Procedures Motion and any other related motions, orders or other documents related to the Bidding Procedures (including, but not limited to, the Bidding Procedures Order) and (iii) any other motions, orders or other documents related to, or entered into by the Company Parties in connection with, the Sale Process.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Stalking Horse Agreement” means that certain asset purchase agreement by and among the Company Parties party thereto, as “Sellers”, and Purchaser, as “Purchaser”, for sale pursuant to section 363 of the Bankruptcy Code of the assets identified therein as the “Acquired Assets”.

“Support Effective Date” means the date on which the counterpart signature pages to this Agreement have been executed and delivered by the Company Parties and Consenting Creditors holding at least 66.7% of the aggregate principal amount of outstanding Convertible Notes.

“Transfer” has the meaning set forth in Section 3(b)(i).

“Trustee” means Wilmington Trust, National Association, in its capacity as trustee under the Indenture, and its successors and assigns.

(b)
Other Interpretive Provisions. With reference to this Agreement unless otherwise specified herein:
(i)
the meanings of defined terms are equally applicable to the singular and plural forms of the defined terms;
(ii)
unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with its terms; provided that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;
(iii)
unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;
(iv)
the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;
(v)
captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;
(vi)
the use of “include” or “including” is without limitation, whether stated or not; and
(vii)
the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.
2.
Restructuring Term Sheet.
(a)
The Restructuring Term Sheet is expressly incorporated herein by reference and made part of this Agreement as if fully set forth herein. The Restructuring Term Sheet, including the schedules, annexes and exhibits thereto, sets forth certain material terms and conditions of the Restructuring Transactions; provided, however, that the Restructuring Term Sheet may be supplemented by the terms and conditions of this Agreement. Notwithstanding anything else in this Agreement to the contrary, in the event of any inconsistency between this Agreement and the Restructuring Term Sheet (including the attachments thereto, as applicable), the Restructuring Term Sheet (including the attachments thereto, as applicable) shall control.
(b)
Commencement of the Chapter 11 Cases. The Company hereby agrees that, as soon as reasonably practicable, but in no event later than April 2, 2024 (the date on which such filing occurs, the “Petition Date”), the Company shall file with the Bankruptcy Court voluntary petitions for relief under chapter 11 of the Bankruptcy Code and any and all other documents necessary to commence the Chapter 11 Cases of the Company.

(c)
DIP Financing and Cash Collateral. No later than the close of business on the second business day following the Petition Date, the Company shall file a motion with the Bankruptcy Court seeking entry of the DIP Orders.
3.
Agreements of the Consenting Creditors.
(a)
Agreement to Support. During the RSA Support Period, subject to the terms and conditions hereof, each of the Consenting Creditors agrees, severally and not jointly, that it shall:
(i)
use its commercially reasonable efforts to support the Restructuring Transactions, act in good faith and take any and all reasonable actions necessary to consummate the Restructuring Transactions, in a manner consistent with this Agreement and the Restructuring Term Sheet;
(ii)
refrain from initiating (or directing or encouraging the Trustee, Collateral Agent or any other Person to initiate) any actions, including legal proceedings, that are inconsistent with, or that would delay, prevent, frustrate or impede the approval, confirmation or consummation, as applicable, of the Chapter 11 Cases, this Agreement or the other Restructuring Transactions;
(iii)
not direct the Collateral Agent, the Trustee, or any other administrative agent, collateral agent, notes agent or indenture trustee to take any action inconsistent with the Consenting Creditors’ obligations under this Agreement, and, if the Collateral Agent, Trustee or any other administrative agent, collateral agent, notes agent or indenture trustee takes any action inconsistent with the Consenting Creditors’ obligations under this Agreement, the Consenting Creditors shall direct and use their commercially reasonable efforts to cause the Collateral Agent, Trustee or any other administrative agent, collateral agent, notes agent or indenture trustee to cease, withdraw, and refrain from taking any such action;
(iv)
(a) timely vote (pursuant to the Plan) or cause to be voted all of its Claims (including on account of any claims other than those relating to the Indenture that are owned or controlled by such Consenting Creditor) to accept the Plan by delivering its duly executed and completed ballot or ballots, as applicable, accepting the Plan on a timely basis following commencement of the solicitation of acceptances of the Plan in accordance with sections 1125 and 1126 of the Bankruptcy Code and the Disclosure Statement Order and (b) to the extent such election is available, not elect on its ballot to preserve claims, if any, that such Consenting Creditor may own or control that may be affected by any releases contemplated under the Plan (and, to the extent required by such ballot, to affirmatively “opt in” to any such releases and exculpation);
(v)
negotiate in good faith with the Company Parties the forms of the Definitive Documents and execute the Definitive Documents (to the extent such Consenting Creditor is a party thereto);
(vi)
not change or withdraw its votes to accept the Plan (or cause or direct such vote to be changed or withdrawn); provided, however, that such vote shall, without any further action by the applicable Consenting Creditor, be deemed automatically revoked (and, upon such revocation, deemed void ab initio) by the applicable Consenting Creditor at any time following the expiration of the RSA Support Period or termination of this Agreement in accordance with the terms hereof, or vote or cause to be voted its Claims in support any Alternative Transaction;
(vii)
other than in respect of any such rights preserved under Section 3(d) below, not directly or indirectly, through any Person, (x) seek, solicit, propose, support, assist, engage in negotiations in connection with or participate in the formulation, preparation, filing or prosecution of any Alternative Transaction or (y) take any action, including initiating (or encouraging any other Person to initiate) any legal proceeding, that is inconsistent with or that would reasonably be expected to prevent, interfere with, delay, or impede the consummation of the Restructuring Transactions;
(viii)
to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions, negotiate in good faith appropriate additional or alternative provisions to address any such impediment;
(ix)
use its commercially reasonable efforts to obtain any and all required regulatory and third-party approvals for such Consenting Creditor to consummate the Restructuring Transactions and to support the Company Parties in connection with the same;
(x)
support and take all reasonable actions necessary to confirm such Consenting Creditors’ support for the Bankruptcy Court’s approval of the Plan and Disclosure Statement, the solicitation of votes on the Plan by the Company Parties, and the confirmation and consummation of the Plan and the Restructuring Transactions;
(xi)
not challenge or support any other party that challenges the validity, enforceability, or priority of the Indenture or the Notes Security Document (as defined in the Indenture) and the Claims thereunder;
(xii)
not to submit any credit bid against the Stalking Horse Bidder (as defined in the Bidding Procedures);
(xiii)
not to object to allowance and treatment of the Breakup Fee and Expense Reimbursement Amount (each as defined in the Bidding Procedures as of the date hereof), if applicable, as a superpriority claim with priority over any and all administrative expenses, debtor-in-possession financing, adequate protection claims, diminution claims, and all other claims against the Sellers’ bankruptcy estates now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code, over any and all administrative expenses or other claims arising under sections 105, 326, 327, 328, 330, 331, 361, 362, 363, 364, 365, 506(b), 506(c), 507(a), 507(b), 726, 1113, or 1114 of the Bankruptcy Code or otherwise (subject to any carve-out for professional fees set forth in the applicable debtor-in-possession and/or cash collateral orders entered by the Bankruptcy Court); and
(xiv)
to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan, agree to provide, and to not opt-out of, the releases substantially in the form set forth in the Restructuring Term Sheet.
(b)
Transfers.
(i)
Each Consenting Creditor agrees that, for the duration of the RSA Support Period, such Consenting Creditor shall not sell, transfer, loan, issue, participate, pledge, hypothecate, assign or otherwise dispose of (other than ordinary course pledges or swaps) (each, a “Transfer”), directly or indirectly, in whole or in part, any of its Claims (including any Beneficial Ownership in any such Claims or any proxies, deposit any Claims into a voting trust or enter into a voting agreement with respect to any such Claims), or any option thereon or any right or interest therein, unless the transferee thereof either (A) is a Consenting Creditor (with respect to a Transfer by a Consenting Creditor), in which case, within two (2) business days of such Transfer the transferee shall provide written notice to Baker & McKenzie LLP (“B&M”), as counsel to the Company Parties, and King & Spalding LLP, as counsel to the Consenting Creditors (“K&S”), detailing the principal amount of the Claims transferred and the identities of the transferee and the Consenting Creditor who has transferred the Claims or (B) prior to such Transfer, agrees in writing for the benefit of the Parties to become a Consenting Creditor and to be bound by all of the terms of this Agreement applicable to Consenting Creditors (including with respect to any and all Claims it already may hold against or in the Company Parties prior to such Transfer) by executing a joinder agreement, a form of which is attached hereto as Exhibit B (a “Joinder Agreement”), and delivering an executed copy thereof within two (2) business days of such execution, to (1) B&M and (2) K&S, in which event (x) the transferee shall be deemed to be a Consenting Creditor hereunder to the extent of such Transferred Claims and (y) the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of and solely with respect to such Transferred Claims (but not with respect to any other Claims or equity interests acquired or held by such transferor) (such Transfer, a “Permitted Transfer” and such party to such Permitted Transfer, a “Permitted Transferee”); provided that notwithstanding anything to the contrary hereto, any Consenting Creditor may Transfer its Claims to an affiliate or subsidiary of such Consenting Creditor and such affiliate or subsidiary will automatically be deemed to be a “Consenting Creditor” hereunder; provided, further such affiliate or subsidiary transferee will provide a Joinder Agreement to K&S within two (2) business days of any such affiliate or subsidiary transfer. Each Consenting Creditor agrees that any Transfer of any Claim that does not comply with the terms and procedures set forth herein shall be deemed void ab initio, and the Company Parties and each other Consenting Creditor shall have the right to enforce the voiding of such Transfer; provided that a Consenting Creditor may Transfer its Claims to an entity that is acting in its capacity as a Qualified Marketmaker without the requirement that the Qualified Marketmaker execute a Joinder Agreement, so long as (I) any subsequent Transfer by such Qualified Marketmaker of the right, title, or interest in such Claims is to a transferee that is or becomes a Consenting Creditor at the time of such Transfer and (II) the Qualified Marketmaker complies with Section 3(b)(ii) hereof.
(ii)
If at the time of a proposed Transfer of Claims to a Qualified Marketmaker, such Claims (i) may be voted on the Plan, the proposed transferor Consenting Creditor must first vote such Claims in accordance with Section 3(a) hereof or (ii) have not yet been and may not yet be voted on the Plan and such Qualified Marketmaker does not Transfer such Claims or Interests to a subsequent transferee prior to the third (3rd) business day prior to the expiration of the applicable voting deadline (such date, the “Qualified Marketmaker Joinder Date”), such Qualified Marketmaker shall be required to (and the transfer documentation to the Qualified Marketmaker shall have provided that it shall), on the first (1st) business day immediately following the Qualified Marketmaker Joinder Date, become a Consenting Creditor with respect to such Claims in accordance with the terms hereof (including the obligation to vote in favor of the Plan) and shall vote in favor of the Plan in accordance with the terms hereof; provided that the Qualified Marketmaker shall automatically, and without further notice or action, no longer be a Consenting Creditor with respect to such Claims at such time that the transferee of such Claims becomes a Consenting Creditor, with respect to such Claims.
(iii)
This Section 3(b) shall not impose any obligation on the Company Parties to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Creditor to Transfer any Claims. Notwithstanding anything to the contrary herein, to the extent the Company Parties and another Party have entered into a separate agreement with respect to the issuance of a “cleansing letter” or other public disclosure of information, the terms of such confidentiality agreement shall continue to apply and remain in full force and effect according to its terms.
(iv)
Each Consenting Creditor, severally and not jointly, agrees not to transfer any equity interests in any Company Party prior to the Petition Date in a manner that would change the ownership of such equity interests for purposes of section 382 of title 26 of the United States Code without the prior consent of the Company Parties not to be unreasonably withheld, conditioned, or delayed.
(v)
Conversion Waiver. From the date hereof until the Conversion Waiver Termination Date, each of the Consenting Convertible Noteholders (each a “Specified Holder”, and collectively, the “Specified Holders”) hereby waives its right to convert any of the outstanding principal amount of the Convertible Notes held by such Specified Holder into equity securities of the Company, pursuant to each Specified Holder’s respective Convertible Note (the “Conversion Waiver”); provided, however, that, for the avoidance of doubt, the foregoing agreement not to convert shall cease to apply immediately and without further action by any Specified Holder upon any Conversion Waiver Termination Date. This Section 3(b)(v) shall automatically terminate sixty-one (61) days after the date that this Agreement expires or is terminated (the “Conversion Waiver Termination Date”).
(c)
Additional Claims. This Agreement shall in no way be construed to preclude a Consenting Creditor from acquiring additional Claims; provided that, to the extent any Consenting Creditor (i) acquires additional Claims, (ii) holds or acquires any other claims against the Company Parties entitled to vote on the Plan or (iii) holds or acquires any equity interests in the Company Parties entitled to vote on the Plan, then, in each case, each such Consenting Creditor shall notify B&M and K&S no more than two (2) business days following such acquisition, and each such Consenting Creditor agrees that all such Claims and/or equity interests shall be subject to this Agreement, and agrees that, for the duration of the RSA Support Period with respect to such Consenting Creditor and subject to the terms of this Agreement, it shall vote in favor of the Plan (or cause to be voted) any such additional Claims and/or equity interests entitled to vote on the Plan (to the extent still held by it on or on its behalf at the time of such vote), in a manner consistent with Section 3(a) hereof. For the avoidance of doubt, any obligation to vote for the Plan or any other plan of reorganization shall be subject to sections 1125 and 1126 of the Bankruptcy Code.
(d)
Preservation of Rights. Nothing in this Agreement, and neither a vote to accept the Plan by any Consenting Creditor, nor the acceptance of the Plan by any Consenting Creditor, shall: (i) be construed to limit consent and approval rights provided in this Agreement, the Restructuring Term Sheet, and the Definitive Documents; (ii) be construed to prohibit any Consenting Creditor from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement; (iii) except as expressly set forth herein, be construed to limit the rights of a Consenting Creditor to consult with any other Convertible Noteholder or party in interest; (iv) limit the rights of any Consenting Creditor under any applicable bankruptcy, insolvency, foreclosure or similar proceeding, or be construed to prohibit any Consenting Creditor from appearing as a party-in-interest in any matter to be adjudicated in or arising in connection with the Chapter 11 Cases, so long as such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement or such Consenting Creditors’ obligations hereunder and are not for the purpose of hindering, delaying, or preventing the consummation of the Restructuring Transactions (and could not be reasonably expected to accomplish the same); (v) limit the ability of any Consenting Creditor to purchase, sell, or enter into any transaction in connection with its Claims, in compliance with the terms hereof and applicable law; (vi) constitute a waiver or amendment of any provision of the Indenture, the Note Security Documents (as defined in the Indenture) or any related documents or any other documents or agreements that give rise to a Consenting Creditor’s Claims; (vii) bar any Consenting Creditor or the Collateral Agent or the Trustee on behalf of the Consenting Creditors from filing a proof of claim with the Bankruptcy Court, or taking action to establish the amount of such claim; or (viii) limit the ability of any Consenting Creditor to assert any rights, claims, or defenses under the Indenture, the Notes Security Documents (as defined in the Indenture), and any related documents or any other documents or agreements that give rise to a Consenting Creditor’s Claims, to the extent the assertion of such rights, claims, or defenses are not inconsistent with this Agreement or such Consenting Creditors’ obligations hereunder.

(e)
DIP Facility Commitment. Each Party, that has executed this Agreement prior to the Petition Date as a DIP Lender hereby commits, severally and not jointly, directly or through one more affiliated funds or financing vehicles (or funds or accounts advised or sub-advised by such person), to participate in the DIP Loans based on their commitments set forth in Schedule 2.01 to the DIP Credit Agreement. In exchange for the DIP Loans, each DIP Lender shall be entitled to a commitment fee equal to 2.00% on its applicable DIP Commitment as further set forth in the DIP Credit Agreement.
(f)
Tax Attribute Protection Motions. Each Consenting Creditor agrees not to contest the filing of a customary stock trading order that restricts the accumulation and disposition of equity interests in Acorda by persons who own, or would own, more than approximately 4.50% of the equity interests during the pendency of the Chapter 11 Cases.
(g)
Joint and Several. The covenants and agreements of the Consenting Creditors in this Section 3 are several and not joint.
4.
Agreements of the Company Parties.
(a)
Covenants. Each Company Party agrees that, for the duration of the RSA Support Period, such Company Party shall:
(i)
(A) support and use commercially reasonable efforts to consummate and complete the Restructuring Transactions, and all transactions contemplated under this Agreement (including, without limitation, those described in the Restructuring Term Sheet), and take any and all reasonably necessary actions in furtherance thereof, including, without limitation, (1) complete and file, within the timeframes contemplated herein, the Sale Documents, the Plan, the Disclosure Statement, and the other Definitive Documents, (2) use commercially reasonable efforts to obtain orders of the Bankruptcy Court approving the DIP Credit Agreement, the DIP Orders, the Sale Documents (to the extent requiring approval of the Bankruptcy Court), the Disclosure Statement, and confirming the Plan, and any other Definitive Document requiring the approval of the Bankruptcy Court within the timeframes contemplated by this Agreement (or, if this Agreement is silent, as soon as reasonably practicable); and (3) prosecute and defend any objections or appeals relating to the DIP Orders, any orders approving the Sale Documents, the Disclosure Statement Order, the Confirmation Order, and/or the Restructuring Transactions or any Definitive Document filed or entered into by a Company Party in connection therewith; and (B) not take any action that is inconsistent with, or to alter, delay, impede, or interfere with, approval of the DIP Motion, the Sale Documents, the Disclosure Statement, confirmation of the Plan, or consummation of the Plan and the Restructuring Transactions or any Definitive Document filed or entered into by a Company Party;
(ii)
not seek, solicit, propose, or support an Alternative Transaction; provided, however, that if the Company Parties receive an unsolicited bona fide proposal or expression of interest in undertaking an Alternative Transaction that the boards of directors, members, or managers (as applicable) of the Company Parties, determine, upon advice of legal counsel and in their good-faith judgment, provides a higher or better economic recovery to the Company Parties’ stakeholders (including the Consenting Creditors) than that set forth in this Agreement, and such Alternative Transaction is from a proponent that the boards of directors, members, or managers (as applicable) of the Company Parties have reasonably determined is capable of timely consummating such Alternative Transaction, the Company Parties will, within 48 hours of the receipt of such proposals or expression of interest, notify the Consenting Creditors in accordance with Section 20 hereof of the receipt thereof, with such notice to include the materials terms thereof, including the identity of the Person or Persons involved;

(iii)
at least two (2) business days before the Petition Date, provide draft copies of “first day” motions and orders, including a first day declaration, the motion seeking approval of the DIP Facility, the Bidding Procedures Motion, and the Bidding Procedures Order, in each case, in form and substance reasonably acceptable to the Requisite Consenting Creditors;
(iv)
provide draft copies of all material motions or applications and other documents (including the Plan, the Disclosure Statement, the ballots and other solicitation materials in respect of the Plan, and the Confirmation Order) that the Company Parties intend to file with the Bankruptcy Court to K&S, at least two (2) business days prior to the date when the Company Parties intend to file any such pleading or other document and shall consult in good faith with such counsel regarding the form and substance of any such proposed filing with the Bankruptcy Court;
(v)
file the “first day” motions reasonably determined by the Company Parties, in form and substance reasonably acceptable to the Requisite Consenting Creditors, to be necessary, and to seek interim and final (to the extent necessary) orders, in form and substance reasonably acceptable to the Company Parties and the Requisite Consenting Creditors, from the Bankruptcy Court approving the relief requested in the first day” motions;
(vi)
not, nor encourage any other person or entity to, take any action which would, or would reasonably be expected to, breach or be inconsistent with this Agreement or delay, impede, appeal, or take any other negative action, directly or indirectly, to interfere with the acceptance, confirmation, or consummation of the Plan or implementation of the Restructuring Transactions;
(vii)
subject to appropriate confidentiality arrangements, provide to the Consenting Creditors’ professionals, upon reasonable advance notice to the Company Parties: (A) reasonable access (without any material disruption to the conduct of the Company Parties’ business) during normal business hours to the Company Parties’ books, records, and facilities; (B) reasonable access to the respective management and advisors of the Company Parties for the purposes of evaluating the Company Parties’ finances and operations and participating in the planning process with respect to the Restructuring Transactions; (C) prompt access to any information provided to any existing or prospective financing sources (including lenders under any debtor-in-possession and/or exit financing); and (D) prompt and reasonable responses to all reasonable diligence requests; provided, that, in each case, the Company Parties shall not be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure is prohibited by law or any confidentiality obligation binding on such Company Parties, or (c) is subject to attorney-client or similar privilege or constitutes attorney work product;
(viii)
use their commercially reasonable efforts to support and take all actions as are reasonably necessary and appropriate to obtain any and all required regulatory and/or third-party approvals necessary to consummate the Restructuring;
(ix)
promptly pay all Restructuring Expenses in accordance with Section 16 of this Agreement;
(x)
to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions, negotiate in good faith appropriate additional or alternative provisions to address any such impediment;
(xi)
not enter into any commitment or agreement with respect to debtor-in-possession financing, use of cash collateral, adequate protection, exit financing, and/or any other financing arrangements other than the DIP Facility unless otherwise agreed to by the Company Parties, and the Requisite

Consenting Lenders, other than such financing arrangements that arise in the ordinary course of the Company Parties’ business operations;
(xii)
not sell any assets outside of the ordinary course of business other than in connection with the Sale Transactions contemplated by the Bidding Procedures Motion without the prior written consent (including e-mail) of the Requisite Consenting Creditors;
(xiii)
subject to applicable laws, use commercially reasonable efforts to, consistent with the pursuit and consummation of the Restructuring Transactions, preserve intact in all material respects the current business operations of the Company Parties (other than as consistent with applicable fiduciary duties), keep available the services of its current officers and material employees (in each case, other than as contemplated by the Company Parties’ current business plan provided to the Consenting Creditors, voluntary resignations, terminations for cause, or terminations consistent with applicable fiduciary duties) and preserve in all material respects its relationships with customers, sales representatives, suppliers, distributors, and others, in each case, having material business dealings with the Company Parties (other than terminations for cause or consistent with applicable fiduciary duties);
(xiv)
not commence or support any avoidance action or other legal proceeding (or consent to any other Person obtaining standing to commence any such avoidance action or other legal proceeding) that challenges the validity, enforceability, or priority of the Credit Agreement;
(xv)
provide prompt written notice (in accordance with Section 20 hereof) to the Consenting Creditors and K&S between the date hereof and the Plan Effective Date of (A) receipt of any written notice from any third party alleging that the consent of such party is or may be required in connection with the Restructuring Transactions; (B) receipt of any written notice from any governmental body in connection with this Agreement or the Restructuring Transactions; and (C) receipt of any written notice of any proceeding commenced, or, to the actual knowledge of the Company Parties, threatened against the Company Parties, relating to or involving or otherwise affecting in any material respect the Restructuring Transactions.
(b)
Automatic Stay. The Company Parties acknowledge and agree and shall not dispute that after the commencement of the Chapter 11 Cases, the giving of notice of termination by any Party pursuant to this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code (and the Company Parties hereby waive, to the greatest extent legally possible, the applicability of the automatic stay to the giving of such notice); provided that nothing herein shall prejudice any Party’s rights to argue that the giving of notice of default or termination was not proper under the terms of this Agreement.
5.
Termination of Agreement.
(a)
This Agreement shall terminate upon the receipt of written notice to the other Parties, delivered in accordance with Section 20 hereof, from, as applicable, (x) the Requisite Consenting Creditors at any time after and during the continuance of any Creditor Termination Event (as defined herein); or (y) Company Parties at any time after and during the continuance of any Company Termination Event, as applicable. Notwithstanding any provision to the contrary in this Section 5, no Party may exercise any of its respective termination rights as set forth herein if such Party has failed to perform or comply in all material respects with the terms and conditions of this Agreement (unless such failure to perform or comply arises as a result of another Party’s actions or inactions), with such failure to perform or comply causing, or resulting in, the occurrence of a Creditor Termination Event or Company Termination Event (as defined herein) specified herein. This Agreement shall terminate on the Plan Effective Date without any further required action or notice.
(b)
A “Creditor Termination Event” shall mean any of the following:

(i)
the breach in any material respect by any Company Party of (a) any covenant contained in this Agreement or (b) any other obligations of the Company Parties set forth in this Agreement, and, in either respect, such breach remains uncured (solely to the extent capable of being cured) for a period of three (3) business days following the Company Parties’ receipt of written notice from the Requisite Consenting Creditors pursuant to Sections 5(a) and 20 hereof (as applicable);
(ii)
any representation or warranty in this Agreement made by a Company Party shall have been untrue in any material respect when made or shall have become untrue in any material respect, and such breach remains uncured for a period of five (5) business days following the Company’s receipt of notice pursuant to Sections 5(a) and 20 hereof (as applicable);
(iii)
the Definitive Documents and any amendments, modifications, or supplements thereto filed or entered into by the Company Parties include terms that are materially inconsistent with the Restructuring Term Sheet and are not otherwise reasonably acceptable to the Requisite Consenting Creditors, and such event remains unremedied for a period of five (5) calendar days following the Company Parties’ receipt of notice pursuant to Sections 5(a) and Section 20 hereto (as applicable);
(iv)
a Definitive Document alters the treatment of the DIP Lenders specified in the Restructuring Term Sheet without complying with Section 9 hereof and the Requisite Consenting Creditors have not otherwise consented to such Definitive Document;
(v)
the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (a) enjoining the consummation of the Restructuring Transactions or rendering illegal this Agreement, the Plan or the Restructuring Transactions, and (b) remains in effect for twenty-five (25) business days after such terminating Consenting Creditors transmit a written notice in accordance with Section 20 hereof detailing any such issuance; provided, that this termination right may not be exercised by any Consenting Creditor that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;
(vi)
the Support Effective Date shall not have occurred on or before the Petition Date;
(vii)
the Company Parties shall not have complied with Milestones set out in the Restructuring Term Sheet; provided that the date for compliance with any such Milestone may be extended with the consent of the Requisite Consenting Creditors;
(viii)
the Bankruptcy Court enters an order that is not stayed (A) directing the appointment of a trustee or examiner with expanded powers to operate the Company Parties’ business in the Chapter 11 Cases, (B) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (C) dismissing the Chapter 11 Cases, (D) denying confirmation of the Plan, the effect of which would render the Plan incapable of consummation on the terms set forth herein or (E) granting relief that is inconsistent with this Agreement or the Plan in any materially adverse respect to the Consenting Creditors, in each case;
(ix)
the Confirmation Order is reversed or vacated by a final order without the consent of the Requisite Consenting Creditors;
(x)
if either (A) any Company Party (or any person or entity on behalf of any Company Party or its bankruptcy estate with proper standing) files a motion, application or adversary proceeding (or supports or fails to timely object to such a filing) (1) challenging the validity, enforceability, perfection or priority of, or seeking invalidation, avoidance, disallowance, recharacterization or subordination of any of the obligations or Claims under the Indenture and Note Security Document

(as defined in the Indenture), or (B) the Bankruptcy Court (or any court with jurisdiction over the Chapter 11 Cases) enters an order providing relief against the interests of the Lenders with respect to any of the foregoing causes of action or proceedings, including, but not limited to, invalidating, avoiding, disallowing, recharacterizing, subordinating, or limiting the enforceability of any of the obligations or Claims arising under or related to the Indenture and Note Security Documents (as defined in the Indenture);
(xi)
the DIP Facility is not approved by the Bankruptcy Court or is terminated in accordance with the terms of the DIP Credit Agreement and the DIP Orders;
(xii)
the Company Parties’ use of cash collateral is not approved by the Bankruptcy Court or has been terminated in accordance with the terms of the DIP Orders;
(xiii)
any Company Party files or seeks approval of, or supports (or fails to timely object to) another party in, filing or seeking approval of an Alternative Transaction;
(xiv)
if any Company Party (A) withdraws the Plan or the Bidding Procedures Motion, (B) announces its intention not to support the Restructuring Transactions or the Plan, (C) files a motion with the Bankruptcy Court seeking the approval of an Alternative Transaction or (D) agrees to pursue (including, for the avoidance of doubt, as may be evidenced by a term sheet, letter of intent, or similar document) or announces its intent to pursue an Alternative Transaction;
(xv)
the Bankruptcy Court enters an order modifying or terminating the Company Parties’ exclusive right to file and solicit acceptances of a plan of reorganization (including the Plan);
(xvi)
the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) in order for the moving party to foreclose on any Material Asset of a Company Party in a manner that materially impacts Restructuring Transactions without the prior written consent of the Requisite Consenting Creditors;
(xvii)
the termination of the Stalking Horse Agreement or the asset purchase agreement(s) entered into in connection with the Sale Process (if not the Stalking Horse Agreement) without entry into a new purchase agreement reasonably acceptable to the Requisite Consenting Creditors within ten (10) business days; or
(xviii)
the Bankruptcy Court enters a final order disallowing, invalidating, subordinating, recharacterizing, or declaring unenforceable the claims, liens or interests, in any material respect, held by any Consenting Creditor or the Collateral Agent or Trustee arising under the Credit Agreement.
(c)
A “Company Termination Event” shall mean any of the following:
(i)
the breach in any material respect by one or more of the Consenting Creditors, of any of the undertakings, representations, warranties, or covenants of the Consenting Creditors set forth herein in any material respect that remains uncured (solely to the extent capable of being cured) for a period of five (5) business days after the receipt of written notice of such breach pursuant to Sections 5(a) and 20 hereof (as applicable), provided, that this Agreement is still binding on other Consenting Creditors if they hold more than 66 2/3% of the aggregate outstanding amount of the Convertible Notes;
(ii)
the board of directors, members, or managers (as applicable) of any Company Party reasonably determines in good faith based upon the advice of outside counsel that continued performance under this Agreement or pursuit of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties under applicable law; provided, that the Company Parties shall provide notice of such determination to K&S via email within one (1) business day after the date thereof; provided further that the Consenting Creditors reserve all rights they may have to challenge the exercise by the Company Parties of their ability to terminate this Agreement pursuant to this Section 5(c)(ii);
(iii)
the Company Parties shall not have obtained votes accepting the Plan from holders of the Convertible Notes sufficient to satisfy the conditions for acceptable set forth in section 1126(c) of the Bankruptcy Code on or before the voting deadline set forth in the solicitation materials distributed in connection with the Plan;
(iv)
the Support Effective Date shall not have occurred on or before the Petition Date;
(v)
if the Plan Effective Date shall not have occurred on before 120 days following the Petition Date; or
(vi)
the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for twenty-five (25) business days after the Company Parties transmits a written notice in accordance with Section 20 hereof detailing any such issuance; provided, that this termination right may not be exercised by the Company Parties if it sought or requested such ruling or order in contravention of any obligation set out in this Agreement.
(d)
Mutual Termination. This Agreement may be terminated by mutual agreement of the Company Parties and the Requisite Consenting Creditors upon the receipt of written notice delivered in accordance with Section 20 hereof.
(e)
Automatic Termination. This Agreement shall terminate automatically, without any further action required by any Party, upon the occurrence of the Plan Effective Date.
(f)
Effect of Termination. Upon the termination of this Agreement in accordance with this Section 5 (other than pursuant to Section 5(e) if the Restructuring Transactions have not been consummated, and except as provided in Section 13 hereof, this Agreement shall forthwith become void and of no further force or effect and each Party shall, except as provided otherwise in this Agreement, be immediately released from its liabilities, obligations, commitments, undertakings and agreements under or related to this Agreement and shall have all the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including all rights and remedies available to it under applicable law, the Indenture and any ancillary documents or agreements thereto; provided, however, that in no event shall any such termination relieve a Party from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination. Upon any such termination of this Agreement, each vote or any consents given by any Consenting Creditor prior to such termination shall be deemed, for all purposes, to be null and void ab initio and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement, in each case, without further confirmation or other action by such Consenting Creditor. If this Agreement has been terminated in accordance with Section 5(a), the Company Parties shall not oppose any attempt by a Consenting Creditor to change or withdraw (or cause to change or withdraw) its vote to accept the Plan. Such Consenting Creditor shall have no liability to the Company Parties or to any other Consenting Creditor in respect of any termination of this Agreement in accordance with the terms of this Section 5 and Section 21 hereof.
(g)
If the Restructuring Transactions have not been consummated prior to the date of termination of this Agreement, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights and the Parties expressly reserve any and all of their respective rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.
6.
Definitive Documents; Good Faith Cooperation; Further Assurances.
(a)
Subject to the terms and conditions described herein, during the RSA Support Period, each Party, severally and not jointly, hereby covenants and agrees to reasonably cooperate with each other in good faith in connection with, and shall exercise commercially reasonable efforts with respect to the pursuit, approval, implementation, and consummation of the Plan and the Restructuring Transactions, as well as the negotiation, drafting, execution (to the extent such Party is a party thereto), and delivery of the Definitive Documents, which will, after the Support Effective Date, remain subject to negotiation and shall, upon completion, contain terms, conditions, representations, warranties, and covenants consistent in all material respects with the terms of this Agreement (including the exhibits and schedules) and be in a form and substance reasonably acceptable to the Requisite Consenting Creditors (subject to any consent rights with respect to the applicable Definitive Document, including those in the definition of such Definitive Document or set forth herein or in the Restructuring Term Sheet). Furthermore, subject to the terms and conditions hereof, each of the Parties shall take such action as may be reasonably necessary or reasonably requested by the other Parties to carry out the purposes and intent of this Agreement, and shall refrain from taking any action that would frustrate the purposes and intent of this Agreement; provided that no Consenting Creditor shall be required to incur any cost, expense, or liability in connection therewith.
(b)
Each of the Parties agrees to negotiate in good faith any amendments and modifications to the Definitive Documents as reasonably necessary and appropriate to effectuate the Restructuring Transaction and obtain confirmation of the Plan pursuant to an order of the Bankruptcy Court; provided that each Party shall have no obligation to agree to any modification that (i) is inconsistent with this Agreement in any material respect, (ii) creates any new material obligations on any Party, or (iii) adversely changes or otherwise adversely affects the economic treatment of such Party whether such change is made directly to the treatment of the Consenting Creditors or otherwise.
7.
Representations and Warranties.
(a)
Each Party, severally and not jointly, represents and warrants to the other Parties that the following statements are true, correct and complete as of the date hereof (or, with respect to a Consenting Creditor that becomes a party hereto after the date hereof, as of the date such Consenting Creditor becomes a party hereto):
(i)
such Party is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate, partnership, limited liability company or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder, and the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, limited liability company, partnership or other similar action on its part;
(ii)
the execution, delivery and performance by such Party of this Agreement does not and will not (A) violate any material provision of law, rule or regulation applicable to it or its charter or bylaws (or other similar governing documents) or (B) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party other than any default caused by the commencement of the Chapter 11 Cases or as contemplated by the Restructuring Transactions; and

(iii)
this Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of the Bankruptcy Court.
(b)
Each Consenting Creditor severally (and not jointly), represents and warrants to the Company Parties that, as of the date hereof (or as of the date such Consenting Creditor becomes a party hereto), such Consenting Creditor (i) is the beneficial owner of, or investment advisor or manager of funds that are beneficial owners of, the aggregate principal amount of Convertible Notes set forth below its name on the signature page hereof (or below its name on the signature page of a Joinder Agreement for any Consenting Creditor that becomes a party hereto after the date hereof) and does not beneficially own, or manager or advisor funds that own, any other Convertible Notes and (ii) has, with respect to the beneficial owners of such Convertible Notes, (A) sole investment or voting discretion with respect to such Convertible Notes, (B) full power and authority to vote on and consent to matters concerning such Loans or to exchange, assign and transfer such Convertible Notes, and (C) full power and authority to bind or act on the behalf of, such beneficial owners.
8.
Disclosure; Publicity.

Each Company Party shall submit drafts to K&S of any press releases that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least two (2) business days before making any such disclosure. Except as required by applicable law or otherwise permitted under the terms of any other agreement between the Company Parties and any Consenting Creditor, no Party or its advisors shall disclose to any person (including, for the avoidance of doubt, any other Consenting Creditor), other than advisors to the Company Parties and the Consenting Creditors, the principal amount of the Loans held by the Consenting Creditor or the identity of the Consenting Creditor, without such Consenting Creditor’s prior written consent, including, without limitation, in any public filing or press release; provided, however, that (i) if such disclosure is required by law, subpoena, or other legal process or regulation, the disclosing Party shall afford the relevant Consenting Creditor a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure, (ii) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate outstanding principal amount of the Loans held by all the Consenting Creditors collectively, and (iii) any Party may disclose information requested by a regulatory or licensing authority with jurisdiction over its operations to such authority without limitation or notice to any Party or other person. Notwithstanding the provisions in this Section 8, any Party may disclose, only to the extent consented to in writing by such Consenting Creditor, such Consenting Creditor’s individual holdings. Any public filing of this Agreement, with the Bankruptcy Court or otherwise, which includes executed signature pages to this Agreement shall include such signature pages only in redacted form with respect to the Consenting Creditors and holdings of each Consenting Creditors (provided that the names and holdings disclosed in such signature pages may be filed in unredacted form with the Bankruptcy Court under seal).

9.
Amendments and Waivers.
(a)
This Agreement, including any exhibits or schedules hereto, may not be waived, modified, amended or supplemented except with the written consent of the Company Parties and the Requisite Consenting Creditors; provided, however, that any waiver, modification, amendment or supplement to this Section 9 shall require the written consent of all of the Parties; provided, further, to the extent the DIP Credit Agreement is not yet executed and effective, any amendment, modification or change to the form of DIP Credit Agreement shall require the written consent of the DIP Lenders; provided, further, that any modification, amendment or change to the definition of Requisite Consenting Creditors shall require the written consent of each Consenting Creditor that is a holder of Convertible Notes; provided, further, that any change, waiver, modification or amendment to this Agreement or the Restructuring Term Sheet that treats or affects any Consenting Creditor in a manner that is materially disproportionately and adverse, on an economic basis to the manner in which any of the other Consenting Creditors are treated (after taking into account each of the Consenting Creditor’s respective Claims, the relative priorities of such Claims set forth in the Indenture, and the recoveries contemplated by the Restructuring Term Sheet (as in effect on the date hereof)) shall require the written consent of such Consenting Creditor.
(b)
In the event that an adversely affected Consenting Creditor does not consent to a waiver, change, modification or amendment to this Agreement requiring the consent of each Consenting Creditor (such lender, a “Non-Consenting Creditor”), but such waiver, change, modification or amendment receives the consent of Consenting Creditors owning at least 66 2/3% of the aggregate outstanding principal amount of Convertible Notes, this Agreement shall be deemed to have been terminated only as to such Non-Consenting Creditor, but this Agreement shall continue in full force and effect in respect to all other Consenting Creditors who have so consented, in a way consistent with this Agreement and the Restructuring Term Sheet as waived, changed, modified, or amended, as applicable.
10.
Effectiveness.

This Agreement shall become effective and binding upon each Party upon the execution and delivery by such Party of an executed signature page hereto and shall become effective and binding on all Parties on the Support Effective Date; provided that signature pages executed by Consenting Creditors shall be delivered to (a) the other Consenting Creditors in a redacted form that removes such Consenting Creditors’ holdings of the Loans or any other Claims against or interests in the Company Parties and any schedules to such Consenting Creditors’ holdings (if applicable) and (b) the Company Parties, B&M, and K&S in an unredacted form (and to be kept confidential by the Company Parties, B&M, and K&S).

11.
Governing Law; Jurisdiction; Waiver of Jury Trial.
(a)
This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, without giving effect to the conflict of laws principles thereof.
(b)
Each of the Parties irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement brought by any Party or its successors or assigns shall be brought and determined in any federal or state court in the Borough of Manhattan in the State of New York, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such proceeding arising out of or relating to this Agreement or the Restructuring Transactions. Each of the Parties agrees not to commence any proceeding relating hereto or thereto except in the courts described above in the Borough of Manhattan in the State of New York, other than proceedings in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any proceeding arising out of or relating to this Agreement or the Restructuring Transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the proceeding in any such court is brought in an inconvenient forum, (B) the venue of such proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding the foregoing, during the pendency of the Chapter 11 Cases, all proceedings contemplated by this Section 11(b) shall be brought in the Bankruptcy Court.

(c)
EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
12.
Specific Performance/Remedies.

It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (including attorneys’ fees and costs) as a remedy of any such breach, without the necessity of proving the inadequacy of money damages as a remedy, including an order of the Bankruptcy Court requiring any Party to comply promptly with any of its obligations hereunder. Each Party also agrees that it will not seek, and will waive any requirement for, the securing or posting of a bond in connection with any Party seeking or obtaining such relief.

13.
Survival.

Notwithstanding the termination of this Agreement pursuant to Section 5 hereof, the agreements and obligations of the Parties in this Section 13, and Sections 4(b), 5(g), 10 (with respect to the redacted information), 11, 12, 13, 14, 15, 17, 18, 19, 20, 21, 22, 23 (and any defined terms used in any such Sections) shall survive such termination and shall continue in full force and effect in accordance with the terms hereof; provided, however, that any liability of a Party for failure to comply with the terms of this Agreement shall survive such termination.

14.
Headings.

The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

15.
Successors and Assigns; Severability; Several Obligations.

This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors, administrators and representatives; provided, however, that nothing contained in this Section 15 shall be deemed to permit Transfers of the Convertible Notes or Claims other than in accordance with the express terms of this Agreement. If any provision of this Agreement, or the application of any such provision to any Person or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. The agreements, representations and obligations of the Parties are, in all respects, ratable and several and neither joint nor joint and several.

16.
Restructuring Expenses.

Whether or not the transactions contemplated by this Agreement are consummated, the Company Parties hereby agree to pay, in cash, all Restructuring Expenses as follows: (i) all accrued and unpaid Restructuring Expenses shall be paid in full in cash on or prior to the Support Effective Date, (ii) prior to the Petition Date and after the Support Effective Date, all Restructuring Expenses incurred during such period (and not previously paid pursuant to the preceding clause (i), if any) shall be paid in full in cash by the Company Parties on a regular and continuing basis as soon as reasonably practicable after receipt of invoices, and in any event, prior to the Petition Date, and (iii) after the Petition Date and during the RSA Support Period, all accrued and unpaid Restructuring Expenses incurred up to (and including) the Plan Effective Date (including all accrued and unpaid fees and expenses incurred through the Support Effective Date) shall be paid in full in cash on the Plan Effective Date (provided, for the avoidance of doubt, that such Restructuring Expenses have not been satisfied during the Chapter 11 Cases pursuant to the DIP Orders) against receipt of invoices, without any requirement for Bankruptcy Court review or further Bankruptcy Court order. Notwithstanding the foregoing, nothing herein shall affect or limit any obligations of the Company Parties to pay the Restructuring Expenses as provided in the DIP Orders.

17.
No Third-Party Beneficiaries.

Subject to Section 25 and unless otherwise expressly stated herein, this Agreement shall be solely for the benefit of the Parties (and their respective successors, permitted assigns, heirs, executors, administrators and representatives) and no other Person shall be a third-party beneficiary hereof.

18.
Prior Negotiations; Entire Agreement.

This Agreement, including the exhibits and schedules hereto (including the Restructuring Term Sheet) constitutes the entire agreement of the Parties, and supersedes all other prior negotiations, with respect to the subject matter hereof and thereof, except that the Parties acknowledge that any confidentiality agreements (if any) heretofore executed between the Company Parties and each Consenting Creditor shall continue in full force and effect.

19.
Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Agreement may be delivered by electronic mail in portable document format (pdf), which shall be deemed to be an original for the purposes of this paragraph.

20.
Notices.

All notices hereunder shall be deemed given if in writing and delivered, if contemporaneously sent by electronic mail, by overnight courier or by registered or certified mail (return receipt requested) to the following addresses:

(a)
If to the Company Parties, to:

c/o Acorda Therapeutics, Inc.
2 Blue Hill Plaza, 3rd Floor
Pearl River, NY United States 10965

Attention:
E-mail:

with a copy (which shall not constitute notice) to:

Baker & McKenzie LLP
452 Fifth Avenue
New York, New York 10018

Attention:

E-mail:

(b)
if to a Consenting Creditor or a transferee thereof, to the addresses or e-mail addresses set forth below such Consenting Creditor’s signature hereto (or as directed by any transferee thereof), as the case may be, with a copy (which shall not constitute notice) to:

King & Spalding LLP
110 N Wacker Drive

Suite 3800

Chicago, IL 60606

Attention:
E-mail:

Any notice given by delivery, mail or courier shall be effective when received. Any notice given by electronic mail shall be effective upon transmission.

21.
Reservation of Rights; No Admission.
(a)
Nothing contained herein shall limit (A) the ability of any Party to consult with other Parties or (B) the rights of any Party under any applicable bankruptcy, insolvency, foreclosure, or similar proceeding, including the right to appear as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in the Chapter 11 Cases, in each case, so long as such consultation or appearance is consistent with such Party’s obligations hereunder.
(b)
Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of each of the Parties to protect and preserve its rights, remedies, and interests, including its claims against any of the other Parties (or their respective affiliates or subsidiaries) or its full participation in any bankruptcy case filed by the Company Parties. This Agreement and the Restructuring Term Sheet are part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties. Pursuant to Rule 408 of the Federal Rules of Evidence and any other applicable rules of evidence, and any other applicable law, foreign or domestic, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms. This Agreement shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.
22.
Relationship Among Consenting Creditors.

It is understood and agreed that no Consenting Creditor has any duty of trust or confidence of any kind or form with any other Consenting Creditor, and, except as expressly provided in this Agreement, there are no commitments among or between them. No prior history, pattern, or practice of sharing confidences among or between the Consenting Creditor shall in any way affect or negate this understanding and agreement.

23.
No Solicitation; Representation by Counsel; Adequate Information.
(a)
This Agreement is not and shall not be deemed to be a solicitation for votes in favor of the Plan in the Chapter 11 Cases by the Consenting Creditors or a solicitation to tender or exchange any of the Loans. The acceptances of the Consenting Creditors with respect to the Plan will not be solicited until such Consenting Creditor has received the Disclosure Statement and related ballots and solicitation materials, each as approved or ratified by the Bankruptcy Court.
(b)
Each Party acknowledges that it has had an opportunity to receive information from the Company Parties and that it has been, or is part of a group that has been, represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.
(c)
Although none of the Parties intends that this Agreement should constitute, and they each believe it does not constitute, a solicitation or acceptance of a chapter 11 plan of reorganization or an offering of securities, each Consenting Creditor acknowledges, agrees and represents to the other Parties that it (i) is an accredited investor (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act) and a qualified institutional buyer as such term is defined in Rule 144A of the Securities Act, (ii) understands that the securities to be acquired by it (if any) pursuant to the Restructuring have not been registered under the Securities Act and that such securities are, to the extent not acquired pursuant to section 1145 of the Bankruptcy Code, being offered and sold pursuant to an exemption from registration contained in the Securities Act, based in part upon such Consenting Creditor’s representations contained in this Agreement and cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available, and (iii) has such knowledge and experience in financial and business matters that such Consenting Creditor is capable of evaluating the merits and risks of the securities to be acquired by it (if any) pursuant to Restructuring and understands and is able to bear any economic risks with such investment.
24.
Confidentiality Agreement Amendment

Each Consenting Convertible Noteholder hereby agrees that Section 13 of the Confidentiality Agreement applicable to it is hereby amended to replace the date “March 31, 2024” contained in the second sentence thereof, with “April 1, 2024”.

25.
Prepetition Agent

Each Consenting Convertible Noteholder hereby authorizes and directs the Prepetition Agent (as defined in the DIP Orders) to consent to the DIP Orders and the terms and conditions set forth therein, and the Consenting Convertible Noteholders agree that the Prepetition Agent shall be afforded and entitled to all benefits, indemnities, immunities, privileges, protections and rights that are conferred upon it under the Indenture and other Notes Documents and applicable law in connection with its compliance with such instruction and direction, and the Prepetition Agent shall have no liability to any Convertible Noteholder for, or in any way related to or arising from, whether directly or indirectly, such instruction and direction. Each of the Parties agrees that the Prepetition Agent is an express third party beneficiaries of, and may enforce, any of the provisions of this Section 25.

[Remainder of Page Intentionally Left Blank]

Exhibit 10.49

Execution Version

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

ACORDA THERAPEUTICS, INC. on its own behalf and on behalf of its direct and indirect debtor subsidiaries
By:	/s/ Michael Gesser
	Name:	Michael Gesser
	Title:	Chief Financial Officer

Exhibit 10.49

Execution Version

D. E. Shaw Valence Portfolios, L.L.C., as a Consenting Creditor, a DIP Lender and Convertible Noteholder
By:	/s/ Harry Chiel
Name:	Harry Chiel
Title:	Authorized Signatory

[Signature Page to Restructuring Support Agreement (D.E. Shaw)]

Exhibit 10.49

Execution Version

Davidson Kempner Arbitrage, Equities and Relative Value LP, as a Consenting Creditor and Convertible Noteholder

By: Davidson Kempner Multi-Strategy GP II LLC, its general partner

By: Davidson Kempner Liquid GP Topco LLC, its managing member

By:	/s/ Gabriel T. Schwartz
Name:	Gabriel T. Schwartz
Title:	Co-Deputy Executive Managing Member

M. H. Davidson & Co., as a Consenting Creditor and Convertible Noteholder By: M. H. Davidson & Co. GP, L.L.C., its general partner By: Davidson Kempner Liquid GP Topco LLC, its managing member
By:	/s/ Gabriel T. Schwartz
Name:	Gabriel T. Schwartz
Title:	Co-Deputy Executive Managing Member

Midtown Acquisitions L.P., as a Consenting Creditor and a DIP Lender By: Midtown Acquisitions GP LLC, its general partner
By:	/s/ Gabriel T. Schwartz
Name:	Gabriel T. Schwartz
Title:	Co-Deputy Executive Managing Member

[Signature Page to Restructuring Support Agreement (D.E. Shaw)]

Exhibit 10.49

Execution Version

Highbridge Tactical Credit Institutional Fund, Ltd., as a Consenting Creditor, a DIP Lender and Convertible Noteholder

By: Highbridge Capital Management, LLC, as Trading Manager and not in its individual capacity

By:	/s/ Jonathan Segal
Name:	Jonathan Segal
Title:	Managing Director, Co-CIO

Highbridge Tactical Credit Master Fund, L.P., as a Consenting Creditor, a DIP Lender and Convertible Noteholder

By: Highbridge Capital Management, LLC, as Trading Manager and not in its individual capacity

By:	/s/ Jonathan Segal
Name:	Jonathan Segal
Title:	Managing Director, Co-CIO

[Signature Page to Restructuring Support Agreement (Highbridge)]

Exhibit 10.49

Execution Version

Quantum Partners LP, as a Consenting Creditor and Convertible Noteholder By: QP GP LLC, its general partner
By:	/s/ Neal Paul Donnelly
Name:	Neal Paul Donnelly
Title:	Attorney-in-Fact
Palindrome Master Fund LP, as a Consenting Creditor, a DIP Lender and Convertible Noteholder By: Palindrome Master Fund GP LLC, its general partner
By:	/s/ Neal Paul Donnelly
Name:	Neal Paul Donnelly
Title:	Attorney-in-Fact

Cedar Grove Holdings Ltd., as a Consenting Creditor and DIP Lender
By:	/s/ Neal Paul Donnelly
Name:	Neal Paul Donnelly
Title:	Attorney-in-Fact

[Signature Page to Restructuring Support Agreement (Soros)]

Exhibit 10.49

Execution Version

Nineteen77 Global Multi-Strategy Alpha Master Limited, as a DIP Lender and Convertible Noteholder, by UBS O’Connor LLC, its investment advisor
By:	/s/ Doyle Horn
Name:	Doyle Horn
Title:	Director
By:	/s/ James DelMedico
Name:	James DelMedico
Title:	Executive Director

[Signature Page to Restructuring Support Agreement (UBS)]

Exhibit 10.49

Execution Version

THE CANYON VALUE REALIZATION MASTER FUND, L.P.

CANYON VALUE REALIZATION FUND, L.P., each as a Consenting Creditor, a DIP Lender and Convertible Noteholder

By: Canyon Capital Advisors LLC, as Investment Advisor

By:	/s/ Luis A. Silva
Name:	Luis A. Silva
Title:	Authorized Signatory

[Signature Page to Restructuring Support Agreement (Canyon)]